Exhibit 99.1
                  WESTERN RESOURCES RECEIVES FINAL KCC ORDER

     TOPEKA, Kansas, November 4, 1999 -- Western Resources today said it had cleared the last major regulatory hurdle with the clarification of the final order of the Kansas Corporation Commission (KCC) giving approval for the creation of Westar Energy through the merger of Western Resources (NYSE: WR) and Kansas City Power & Light Company (NYSE: KLT).
     Western Resources said the action of the KCC allows the company to retain merger savings of more than $300 million over a minimum of four years and allows a mechanism to be established for post-moratorium sharing of savings between shareholders and customers.
     "This order allows us an opportunity to retain all merger savings during the moratorium and for the sharing of savings after the moratorium period," said David C. Wittig, Western Resources chairman, president and chief executive officer. "The reason for our reconsideration petition had been to clarify the accounting treatment of the KCC's position on post-moratorium sharing of savings. We believe the conditions outlined in all of the merger orders and settlements make it possible for Westar Energy to be financially sound and should allow Westar Energy to support a targeted dividend of $0.72 per share as we previously outlined to shareholders."
     Westar Energy, which upon closing of the KCPL transaction will combine the electric operations of KCPL, KGE and KPL, will focus exclusively on providing efficient, safe and reliable electric service. Western Resources will own 80.1 percent of the new company, with the remainder initially owned by KCPL shareholders. The shares will begin trading on the New York Stock Exchange when the transaction closes under the symbol WSR.
     Other key provisions in the KCC order are:
      -     An electric rate moratorium of approximately four years;
      -     No rate reductions or rebates during the moratorium;
      - A mechanism for sharing merger savings with both shareholders and customers after the moratorium;
      - An opportunity to seek carrying charges and recovery of new plant investment costs;
      - A method to establish reasonable service quality standards to assure continued customer satisfaction and reliable electric service.
     "This final action by the KCC is important in realizing the overall strategic vision of Western Resources," said Wittig. "It also means that our customers can benefit from no rate increase for at least four years and continue to enjoy electric rates well below the national average."
     The company currently expects the receipt of a final Federal Energy Regulatory Commission action around the end of the year. In addition, the KCC order is subject to further requests for reconsideration and an appeal process. The company indicated that the merger could be finalized in the first quarter of 2000. The closing of the merger is subject to the satisfaction or waiver of various regulatory and other conditions and certain rights of termination as outlined in the merger agreement and the company's 10K.


     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of more than $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has more
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than 1.6 million security customers in 48 states and Europe. Its utilities,
KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1.4 million customers. For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

     Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, closing of the KCPL transaction, successful integration of Western Resources' and KCPL's businesses and achievement of anticipated cost savings, the outcome of accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, year 2000 issue, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's and Protection One's 1998 Annual Report on Form 10-K and 10K/A, quarterly reports on Forms 10-Q and current reports on Form 8K for further discussion of factors affecting the company's and Protection One's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

/CONTACT: Media: Michel' Philipp, news@wr.com, 785.575.1927, or fax:
785.575.6399, or Investors: Jim Martin, jim_martin@wr.com, 785.575.6549, or fax: 785.575.8160, both of Western Resources/

/Web site:http://www.wr.com